Exhibit 99.1
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NEWS RELEASE

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                                                     FOR:  Pentacon, Inc.
                                                 CONTACT:  Brian Fontana
                                                           Senior Vice President
                                                           & CFO
                                                           (713) 463-8854
FOR IMMEDIATE RELEASE

                   PENTACON, INC. SIGNS DEFINITIVE AGREEMENT
                      TO ACQUIRE ASI AEROSPACE GROUP, INC.

         Houston, Texas, August 17, 1998 - Pentacon, Inc. (NYSE: JIT), a leading distributor of fasteners and other small parts and provider of related inventory management services today announced that it has signed a definitive agreement to acquire ASI Aerospace Group, Inc. ASI Aerospace Group, Inc. has annualized revenues of approximately $73 million, which would bring Pentacon's annualized run rate of revenues to nearly $300 million following this acquisistion. The acquisition is subject to regulatory approvals and other customary conditions and is expected to close in September 1998.

         ASI Aerospace Group,Inc. supplies fasteners and other related components to the aerospace industry. The company operates through its facilities in San Diego, Torrance and Pasadena, California and Arlington, Texas.

         Mark E. Baldwin, Chairman and Chief Executive Officer, commented, "The acquisition of ASI Aerospace Group, combined with our recent acquisition of Texas International Aviation, Inc. and our existing aerospace business, creates one of the premier suppliers of aerospace parts and inventory management services in North America. These acquisitions will signifigantly strengthen our capabilities to supply the aerospace industry with a broad range of products, both through just-in-time inventory management programs and normal distribution. The acquisition of the ASI Aerospace Group should be immediately accretive to earnings and will bring an experienced management team to help develop new growth opportunities in the aerospace industry.

         "The acquisition of the ASI Aerospace Group will give Pentacon approximately $118 million of acquired revenue on a run rate basis since our IPO in March of this year. We continue to see attractive opportunities for expanding our business through acquisitions."
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         This news release contains forward-looking statements that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from expectations, estimates of costs or projected or anticipated changes to cost estimates relating to entering new markets or expanding in existing markets, changes in economic and industry conditions and changes in regulatory requirements. These and other risks and assumptions are described in the Company's reports that are available from the United States Securities and Exchange Commission.

         Headquartered in Houston, Texas, Pentacon is a leading distributor of fasteners and other small parts and provider of related inventory management services. The Company presently has 27 distribution facilities located in 14 states.